EXHIBIT 2.1

ASSIGNMENT OF ASSETS AND

ASSUMPTION OF LIABILITIES

This Assignment of Assets and Assumption of Liabilities Agreement (“Agreement”) is made and entered into as of May 14, 2002 by and between TeraGlobal Communications Corp., a Delaware Corporation (“TeraGlobal”), as assignor, and Wave Three Software, Inc., a Delaware Corporation (“Wave3”), as assignee, with respect to the following facts:

A.            TeraGlobal is a publicly traded corporation, engaged in the business of developing software for real-time communication and collaboration over computer networks, including the Internet.

B.            TeraGlobal does not have the necessary capital to continue its operations, and has not identified investors that are willing to purchase debt or equity instruments from it in an amount that would provide adequate capital to finance its operations.

C.            TeraGlobal has $2.8 million in Convertible Promissory Notes outstanding which are due and payable on June 10, 2002, which notes are secured by a first priority lien on all of TeraGlobal’s tangible and intangible assets.

D.            TeraGlobal has identified investors that would be willing to invest in its core business, provided that the investors were given the ability to make such investment in a private, non-publicly traded entity.

E.             TeraGlobal formed Wave3 as its wholly owned subsidiary for the sole purpose of receiving its operating assets and liabilities and attracting additional investment through the sale of Wave3’s capital stock to third party investors.

F.             In order to increase the opportunity to secure the financing necessary to continue the operations of its business, TeraGlobal now desires to transfer certain assets and liabilities to Wave3 and Wave3 is willing to accept such assets and liabilities, all on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties agree as follows:

1.             Assignment and Assumption of Assets and Liabilities.

1.1            Assignment of Assets. TeraGlobal, does hereby assign, transfer, convey and deliver to Wave3, and Wave3 does hereby accept, all of TeraGlobal’s rights, titles and interests, legal and equitable, in and to the following assets (collectively, the “Assets”):

(a)           Working Capital.  All cash and cash equivalents of TeraGlobal, accounts receivable, shares of the capital stock of third parties held for investment purposes, certificates of deposit, security deposits, and prepaid accounts.

(b)           Tangible Assets.  All of the personal property used in the operation of TeraGlobal’s business, including without limitation furniture, fixtures, equipment, computers, printers, supplies, files, books and records.

(c)           Intangible Assets.  All of the intellectual property rights, software, licenses, telephone numbers, website addresses, copyright, trademark, tradename, trade secret and patent rights of TeraGlobal used in the operation of its business, including without limitation those items identified on Schedule 1.1(c) of this Agreement.

(d)           Contract Rights.  All of TeraGlobal’s rights in and to the contacts and agreements listed on Schedule 1.1(d) of this Agreement.

(e)           Claims.  All claims of TeraGlobal relating to the Assets or the Liabilities, whether in the nature of tax refunds, insurance proceeds, contract obligations, tort, product warranty, guaranties or other sources.

1.2           Excluded Assets.  The following tangible and intangible assets of TeraGlobal are specifically excluded from the definition of Assets for purposes of this Agreement, and will remain the property of TeraGlobal:

(a)           Rights in and to the names “TeraGlobal”, “TeraConference”, “TeraScan”  “TeraScanner”, “Distanceless Education”, “EthernetGQ”, “The Pots Box”, “ServiceCell” and any logo or variation of the same.

(b)           Accounts Receivable from TGC Acquisition, Inc. or any other subsidiary of TeraGlobal.

(c)           Goodwill associated with any of the assets of TeraGlobal, other than the Assets.

(d)           The following books and records of TeraGlobal: (i) accounting records, including general ledger, accounts payable and accounts receivable records, (ii) bank statements, (iii) cancelled checks for general and payroll accounts, (iv) audit and SEC workpapers and schedules, (v) internal audit workpapers, (vi) files concerning TeraGlobal’s acquisition of entities, (vii) files concerning litigation against TeraGlobal, (viii) insurance files, including property, workman’s compensation and professional liability, and (ix) employee benefit plan files.

(e)           Any contract rights not assumed under Section 1.1(d) above.

(f)            Any proceeds from obligations owed to TeraGlobal which are not assigned under this Agreement.

1.3           Assumption of Liabilities.  Wave3 hereby agrees to assume, perform and discharge the following liabilities of TeraGlobal (collectively, the “Liabilities”) and to hold TeraGlobal free and harmless from:

(a)           All liabilities and obligations arising under those certain contracts listed on Schedule 1.1(d) of this Agreement.

(b)           Accounts payable as reflected on TeraGlobal’s accounts payable ledger as of the date of this Agreement.

(c)           All obligations to employees for wages and under employment agreements and employee benefit plans, including without limitation all medical, dental and insurance plans, accrued paid time off, 401(k), including vesting for any benefits requiring vesting.

(d)           All product warranty, service and support obligations arising out of the sale or transfer of licenses of TeraMedia or Session software to customers of TeraGlobal.

(e)           The repayment of all of the Convertible Promissory Notes issued by TeraGlobal under that certain Promissory Note and Warrant Purchase Agreement dated December 10, 2001, by and among TeraGlobal and certain investors named therein, as amended.

1.4           Excluded Liabilities.  Except for those Liabilities expressly transferred herein, TeraGlobal will retain, and shall continue to be obligated to perform and discharge all other liabilities, including without limitation:

(a)           All liabilities and obligations under contracts, written or oral, which are not listed on Schedule 1.1(d) of this Agreement, including but not limited to liabilities or obligations relating to any leases for real property which are not occupied by TeraGlobal as of the date hereof.

(b)           Any liabilities or obligations owed to marketing service providers that are no longer performing marketing services for TeraGlobal, including the Bacon’s Information, Inc., Gartner Group, IDG World Expo, Stoorza Communications, Inc., and Xplain Corporation, Inc.

(c)           Any liabilities or obligations owed to communication service providers that are not currently providing services to TeraGlobal, including AT&T Conferencing, Broadwing Communications, Cachenet, and Rhythms Network.

(d)           Any liabilities or obligations owing to the NASD or NASDAQ or because of the listing of TeraGlobal’s shares on the OTC Bulletin Board maintained by the NASD or to NASDAQ stock market.

(e)           Any liabilities or obligations arising out of pending or threatened litigation against TeraGlobal, including liabilities arising out of the U.S. Attorney Investigation into the securities offering conducted by TechnoVision Communications, Inc.

(f)            Any liabilities arising our of or resulting from or in any way related to the registration of TeraGlobal’s common stock under the Securities Act of 1933, as amended, including but not limited to any liabilities to stockholders of TeraGlobal.

(g)           Any and all contingent or unknown claims, debts, obligations or liabilities and any liabilities of TeraGlobal arising after the date hereof.

2.             Consideration.  In consideration for the assignment of the Assets from TeraGlobal, as described herein, Wave3 hereby agrees to (i) issue to TeraGlobal 55,000 shares of Wave3’s authorized but unissued Class B Common Stock and (ii) assume the Liabilities.

3.             Further Assurances  TeraGlobal shall from time to time and at Wave3’s request, promptly and without further consideration, execute and deliver to Wave3 such additional instruments of transfer, conveyance and assignment as Wave3 may reasonably request to evidence the assignment of the Assets to Wave3.  Similarly, Wave3 shall from time to time and at TeraGlobal’s request, promptly and without further consideration, execute and deliver such additional instruments and documents evidencing the assignment of the Assets and the assumption of the Liabilities as TeraGlobal may reasonably request.  The parties will cooperate and take such actions as may be necessary to secure any required third party consent to the assignment of the Assets and the assumption of the Liabilities.

4.             Access to Books and Records.

4.1  TeraGlobal Access.  Following the date of this Agreement, Wave3 will permit TeraGlobal and its affiliates and representatives to have reasonable access upon reasonable notice and during regular business hours to, and, at its own expense to make copies of, all books and records transferred to Wave3 under this Agreement.  For a period of three years following the date of this Agreement, Wave3 agrees to provide TeraGlobal with notice of its intention to destroy any records.  If TeraGlobal desires to obtain any of such records or documents, they may do so by delivering written notice of their request to Wave3, along with instructions on delivery.  All costs associated with the delivery will be born by TeraGlobal.

4.2  Wave3 Access.  Following the date of this Agreement, TeraGlobal will permit Wave3 and its affiliates and representatives to have reasonable access upon reasonable notice and during regular business hours to, and, at its own expense to make copies of, all books and records retained by TeraGlobal under this Agreement but in any way relating to the Assets and Liabilities.  For a period of three years following the date of this Agreement, TeraGlobal agrees to provide Wave3 with notice of its intention to destroy any records.  If Wave3 desires to obtain any of such records or documents, they may do so by delivering written notice of their request to TeraGlobal, along with instructions on delivery.  All costs associated with the delivery will be born by Wave3.

4.3  Confidentiality.  Each of the parties shall hold and shall cause their respective affiliates, employees, auditors, attorneys, representatives and other advisors and agents to hold in strict confidence all Proprietary Information that either may obtain about the other.  For purposes of this Agreement, “Proprietary Information” includes written, oral, documentary or other information received by one party from the other party and which is marked proprietary, confidential, or the equivalent, or which the transmitting party indicates in writing at the time of transmittal to, or receipt by, the receiving party is to be considered proprietary, confidential or the equivalent.  Proprietary Information includes notes, extracts, analyses or materials prepared by the receiving party which are copies of or derivative works of the Proprietary Information, or from which the substance of the Proprietary Information can be inferred or otherwise understood.  Information shall not be deemed Proprietary Information, and the receiving party shall have no obligation with respect to any such information, which the receiving party can prove by written records: (i) is already known to the receiving party without obligation of confidentiality, from a source other than the transmitting party; (ii) is or hereafter becomes publicly known through no wrongful act, fault or negligence of the receiving party; (iii) is received by the receiving party without restriction and without breach of this or any other Agreement from a third party entitled to so disclose it; (iv) is disclosed by the transmitting party to a third party (other than a disclosure to a direct or indirect affiliated company or subsidiary of the transmitting party) without restriction on the rights of such third party; (v) is approved for release by written authorization of the transmitting party; or (vi) is independently developed by employees of the receiving party who have not had, either directly or indirectly, access to, or knowledge of, such Proprietary Information

5.             Miscellaneous.

5.1 Successors and Assigns. This Agreement shall be binding on, shall inure to the benefit of, the parties hereto and their respective successors and assigns.

5.2  Entire Agreement.  This Agreement, and any related agreement referred to herein, constitutes the entire agreement between the parties with respect to its subject matter and there are no representations, warranties or agreements between the parties which are not expressed herein.  This Agreement supersedes and replaces all prior understandings and agreements between the parties hereto, whether written or oral, express or implied, with respect to its subject matter. This Agreement may be amended or modified at any time or times only by unanimous written agreement of the parties.

5.3  Construction.  The captions contained in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.  The language of this Agreement shall be construed as to its fair meaning and not strictly for or against any party.

5.4  Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.  Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the parties hereto.

5.5  Notices.  Any demands or other notices given under this agreement shall be in writing and shall be served either personally or delivered by U.S. Mail postage prepaid, registered or certified mail, return receipt requested.  Notices may also effectively be given by facsimile, provided a complete copy of any notice so transmitted shall also be mentioned in the same manner as required for a mailed notice.  Notices shall be deemed received at the earliest of actual receipt or three days following deposit in U.S. Mail, postage prepaid.  Notices shall be directed to the following addresses:

(a)           if to TeraGlobal, at its offices at 9171 Towne Centre Drive, Suite 600, San Diego, CA  92122, attention of President; and

(b)           if to Wave3, at its offices at 9171 Towne Centre Drive, Suite 600, San Diego, CA  92122, attention of President.

Either party may designate a new address for purposes of notice under this Agreement by notice to either party in the manner provided above.

5.6  Attorneys’ Fees.  In any legal proceeding arising out of this Agreement, including with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and actual attorneys’ fees.  As used in this Agreement, “actual attorneys’ fees” shall mean the full and actual cost of any legal services actually performed in connection with the matters involved, calculated on the basis of the usual hourly fees charged by the attorneys performing such services.

                5.7 Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of California.  Any legal actions or proceedings with respect to this Agreement shall be brought exclusively in the federal or state courts of the County of San Diego, State of California, and by execution and delivery of this Agreement, TeraGlobal and Wave3 accept the jurisdiction of these courts.

IN WITNESS WHEREOF, the parties have duly executed this Agreement by their duly authorized representatives, all as of the day and year first above written.

TERAGLOBAL COMMUNICATIONS CORP.

By
President

WAVE THREE SOFTWARE, INC.

By
President